Exhibit 99.1

Contact:
Philip Roizin
EVP of Finance and Administration
(603) 880-9500

FOR IMMEDIATE RELEASE

Brookstone Announces Fourth-Quarter and Fiscal Year Financial Results for 2006

MERRIMACK, N.H., February 22, 2007 – Innovative product development company and specialty lifestyle retailer Brookstone, Inc. today announced financial results for the fourth quarter and fiscal year ended December 30, 2006. Results in this release relating to the Company’s Gardeners Eden brand are reflected as discontinued operations.

For the thirteen-week period ended December 30, 2006, Brookstone reported total net sales of $256 million, a 13.3 percent increase as compared to the thirteen-week period ending December 31, 2005. Same-store sales for the thirteen-week period ending December 30, 2006 increased 6.7 percent compared to the thirteen-week period ending December 31, 2005.

For the fifty-two week period ended December 30, 2006, Brookstone reported total net sales of $512 million, a 9.3 percent increase as compared to the fifty-two week period ending December 31, 2005. Same-store sales for the fifty-two week period ending December 30, 2006 increased 1.8 percent compared to the fifty-two week period ending December 31, 2005.

For the fifty-two week period ended December 30, 2006, Income from Operations was $30.6 million as compared to the combined results of the Predecessor and Successor Companys’ results of $15.4 million for the forty-eight week period ended December 31, 2005.

Lou Mancini, Brookstone President and Chief Executive Officer, said:

“We are pleased with our fourth quarter results. All our segments recorded strong gains in both sales and earnings. Many of the product, sales and marketing initiatives we put into place in 2006 were successful. We ended the year with a cash position of $72 million as of December 30, 2006 and no cash borrowings under our $100 million asset-backed credit facility. We believe we are well positioned for 2007. We have a number of new product launches planned, some of which will be our exclusive launch of certain OSIM healthy lifestyle products.”

In November of 2005, the Company changed its fiscal year end from the Saturday closest to the end of January to the Saturday closest to the end of December. As a result of this change, Fiscal 2005 results are for the eleven-month period commencing on January 30, 2005 through December 31, 2005, as compared to the Fiscal 2006 twelve-month period from January 1, 2006 to December 30, 2006. In addition, due to the change in the fiscal year end, the Company’s fiscal fourth quarter now ends in December, as compared to January under our previous year end. Our presentations through the fourth quarter of 2006 will compare the new quarter end results with the historical results from the old quarter ends. We believe these period-to-period comparisons will be informative given the fact that the fiscal fourth-quarter periods of 2005 and 2006 will both encompass the Holiday selling season and year end accounting adjustments.

Brookstone, Inc. is an innovative product development and specialty lifestyle retail Company that operates 306 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls and airports, the stores feature unique and innovative consumer products. The Company also operates a Direct Marketing business that includes an e-commerce website at http://www.brookstone.com.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (“Reform Act”) and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Statements about a possible sale or divestiture of its Gardeners Eden business constitute forward-looking statements. The Company may not be able to complete a divestiture on acceptable terms because of a number of factors, including failure to reach agreement with a purchaser. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

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BROOKSTONE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)
	December 30, 2006	December 31, 2005
Assets

Current assets:
Cash and cash equivalents	$71,738	$76,326
Receivables, net	12,472	10,906
Merchandise inventories	95,253	75,716
Deferred income taxes, net	4,346	4,947
Prepaid expenses	7,478	9,117

Total current assets	191,287	177,012

Property, plant and equipment, net	72,638	76,328
Intangible assets, net	131,354	132,271
Goodwill	189,824	192,453
Other assets	16,080	19,363

Total assets	$601,183	$597,427

Liabilities and Shareholders’ Equity

Current liabilities:

Accounts payable	$23,410	$22,012
Other current liabilities	56,627	54,714

Total current liabilities	80,037	76,726

Other long-term liabilities	20,567	18,962
Long-term debt	190,253	190,849
Deferred income taxes	45,317	43,392
Other party interests in consolidated entities	1,114	1,176

Total shareholders’ equity	263,895	266,322

Total liabilities and shareholders’ equity	$601,183	$597,427

BROOKSTONE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

(Unaudited)

	Thirteen-Weeks Ended December 30, 2006	Period from October 30, 2005 through December 31, 2005
Net sales	$256,110	$199,590

Cost of sales	140,112	115,900

Gross profit	115,998	83,690

Selling, general and administrative expenses	55,180	40,162

Income from operations	60,818	43,528

Interest expense, net	7,019	4,393

Income before taxes, other party interests in consolidated entities and discontinued operations	53,799	39,135

Other party interests in consolidated entities	183	109

Income before taxes and discontinued operations	53,616	39,026

Income tax	19,372	14,891

Income from continuing operations	34,244	24,135

Loss on discontinued operations, net of income tax benefit	(99)	(596)

Net income	$34,145	$23,539

BROOKSTONE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	(Unaudited)
	Successor	Successor	Predecessor
	Fiscal Year Ended December 30, 2006	Period from October 4, 2005 through December 31, 2005	Period from January 30, 2005 through October 3, 2005
Net sales	$511,914	$224,527	$216,091

Cost of sales	333,979	136,093	159,872

Gross profit	177,935	88,434	56,219

Selling, general and administrative expenses	147,369	50,938	78,361

Income (loss) from operations	30,566	37,496	(22,142)

Interest expense, net	25,389	8,419	25

Income (loss) before taxes, other party interests in consolidated entities and discontinued operations	5,177	29,077	(22,167)

Other party interests in consolidated entities	1,133	174	687

Income (loss) before taxes and discontinued operations	4,044	28,903	(22,854)

Income tax provision (benefit)	1,934	11,444	(7,887)

Income (loss) from continuing operations	2,110	17,459	(14,967)

Loss on discontinued operations, net of income tax benefit	(479)	(425)	(5,634)

Net income (loss)	$1,631	$17,034	$(20,601)